Exhibit 99.1

Joint Filing Agreement

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows that such information is inaccurate.

Dated:      August 13, 2020

NOVARTIS PHARMA AG

By:	/s/ Lukas Foertsch
Name:	Lukas Foertsch
Title:	Authorized Signatory

By:	/s/ Stefan Thommen
Name:	Stefan Thommen
Title:	Authorized Signatory

NOVARTIS AG

By:	/s/ Christian Rehm
Name:	Christian Rehm
Title:	Authorized Signatory

By:	/s/ Felix Eichhorn
Name:	Felix Eichhorn
Title:	Authorized Signatory